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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) - July 16, 2002



                               GASCO ENERGY, INC.
                (Name of Registrant as specified in its charter)



 Nevada                                  0-26321                   98-0204105
(State or other jurisdiction       (Commission File Number)     (I.R.S. Employer
of incorporation or organization)                            Identification No.)



                            14 Inverness Drive East,
                              Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)



                                       N/A
         (Former name or former address, if changed since last report.)



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Item 2.  Acquisition or Disposition of Assets.

     On July 16, 2002, Gasco Energy, Inc. ("Gasco") executed and closed a purchase agreement with Brek Energy Corporation ("Brek"), and certain other Gasco shareholders (the "Other Shareholders"), pursuant to which Brek and the Other Shareholders purchased from Gasco an undivided 25% of Gasco's working interests in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Shareholders. The Other Shareholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by Gasco in the transaction. Brek also has the option to acquire an additional 5% undivided interest in Gasco's undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.

     The transaction, previously announced as a letter of intent on May 24, 2002, simplifies Gasco's capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. Following consummation of the transaction, Gasco's capitalization consists of 35,188,800 outstanding common shares.

     The terms of the Purchase Agreement were determined through negotiations and discussions among the managements of Gasco and Brek and a representative of the Other Shareholders. Gasco's Board of Directors received an opinion from an independent financial adviser as to the fairness of the transaction, from a financial point of view, to Gasco and its shareholders.

     Immediately prior to the closing of the transaction, Brek owned 500 shares of Gasco preferred stock and 4,750,000 shares of Gasco common stock (all of which shares were transferred to Gasco in the transaction), representing approximately 20.6% of the outstanding equity interests in Gasco and approximately 37.5% of the voting power in Gasco. Following the closing of the transaction Brek owns no equity interest in Gasco. The president of Brek, Gregory Pek, served as a director of Gasco and a member of its Executive Committee prior to the closing of the transaction, at which time he resigned from such positions. 900,000 shares of the 6,250,000 shares of common stock transferred to Gasco in this transaction were transferred to Gasco from Richard
N. Jeffs and Wet Coast Management Corp., a company affiliated with Mr. Jeffs. In July 2001, Gasco issued 900,000 shares of its common stock valued at $2,880,000 to Wet Coast Management Corp. as brokerage commissions in connection Brek's purchase of 1,000 shares of preferred stock of Gasco for $19,000,000.

Item 7.  Financial Statements and Exhibits

         Exhibit

          2.1 - Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  July 30,  2002                    By:  /s/   W. KING GRANT
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                                              W. King Grant
                                              Executive Vice President and
                                              Chief Financial Officer